HORMEL FOODS REPORTS FIRST QUARTER FISCAL 2026 RESULTS

Company Achieves Net Sales of $3 billion and Organic Net Sales1 Growth of 2%

Company Reports Diluted EPS of $0.33; Adjusted Diluted EPS1 of $0.34

Updates GAAP Guidance; Reiterates Adjusted Full Year Fiscal 2026 Guidance

AUSTIN, Minn. (Feb. 26, 2026) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the first quarter of fiscal 2026, which ended January 25, 2026. All comparisons are to the comparable period of fiscal 2025, unless otherwise noted.

EXECUTIVE SUMMARY — FIRST QUARTER

•Net sales of $3.03 billion; organic net sales1 up 2%
•Operating income of $244 million; adjusted operating income1 of $247 million
•Operating margin of 8.0%; adjusted operating margin1 of 8.2%
•Earnings before income taxes of $234 million; adjusted earnings before income taxes1 of $238 million
•Diluted earnings per share of $0.33; adjusted diluted earnings per share1 of $0.34
•Cash flow from operations of $349 million

EXECUTIVE COMMENTARY

“We delivered solid first quarter fiscal 2026 results, with adjusted diluted earnings per share1 of $0.34, supported by our fifth consecutive quarter of organic net sales1 growth," said Jeff Ettinger, interim chief executive officer. "Our performance this quarter demonstrates the strength of our value-added, protein-centric portfolio and our disciplined execution against our key priorities, including pricing actions that are helping to close the gap between profitability and top-line growth."

“This was an encouraging start to the year, with strong performance by our Foodservice and International segments,” said John Ghingo, president. “We continue to solidify our position as a consumer-focused protein leader with a diversified portfolio of market-leading brands.These results reinforce our confidence in our adjusted full year fiscal 2026 guidance.”

FULL YEAR FISCAL 2026 GUIDANCE

For fiscal 2026, the Company:
•Reaffirms net sales in the range of $12.2 billion to $12.5 billion; organic net sales1 growth of 1% to 4%
•Updates operating income guidance to be in the range of $1.02 billion to $1.08 billion
•Reaffirms adjusted operating income1 in the range of $1.06 billion to $1.12 billion, reflecting growth of 4% to 10%
•Updates diluted earnings per share guidance to be in the range of $1.37 to $1.46
•Reaffirms adjusted diluted earnings per share1 in the range of $1.43 to $1.51, reflecting growth of 4% to 10%

	Updated	Previous
Net Sales	$12.2 - $12.5 billion	$12.2 - $12.5 billion
Organic Net Sales[1] Growth Rate	1% - 4%	1% - 4%
Diluted Earnings per Share	$1.37 - $1.46	$1.29 - $1.39
Adj. Diluted Earnings per Share[1]	$1.43 - $1.51	$1.43 - $1.51

Adjustments to operating income and diluted earnings per share guidance for fiscal 2026 include the impact from the sale of the Justin's® branded business, which was finalized in the first quarter.

This guidance does not include the impacts of the recently announced sale of the whole-bird turkey business expected to close in the second quarter of fiscal 2026. The expected reduction of fiscal 2026 net sales from this transaction is approximately $50 million; the Company also expects minimal impact to expected adjusted diluted earnings per share1. This transaction-related guidance does not reflect any items that are unknown at this time, including the impacts of gains/losses on the transaction that we are unable to reasonably estimate while evaluating the accounting implications.

PORTFOLIO SHAPING

The Company previously announced it has entered into a definitive agreement to sell its whole-bird turkey business, reflecting its ongoing portfolio-shaping efforts. The transaction is expected to close by the end of the Company's second quarter of fiscal 2026. Financial details of the whole-bird turkey transaction have not been disclosed. The Company will provide additional details on the transaction impacts following its completion.

"Our deliberate strategy around shaping our portfolio and sharpening our focus on value-added protein offerings has been demonstrated by our recently completed sale of a majority interest in the Justin’s® branded business and our definitive agreement to sell the whole-bird turkey business," said Ghingo. "These strategic transactions enable us to focus resources on high-growth opportunities that meet evolving consumer needs while reducing our exposure to volatile commodity markets. The Jennie-O® branded portfolio remains a strategic and important part of our growth strategy, and this move positions us to accelerate growth in value-added turkey categories where we have a clear consumer advantage."

SEGMENT HIGHLIGHTS – FIRST QUARTER

Retail

•Volume down 6%; organic volume1 down 6%
•Net sales down 2%; organic net sales1 down 2%
•Segment profit down 19%

Organic volume1 and organic net sales1 declined in the first quarter of fiscal 2026. Organic volume1 and organic net sales1 performance was significantly impacted by previously anticipated factors, including the strategic exit from select non-core private label snack nut items and declines in branded and private label packaged deli items. Key priority brands delivered year-over-year net sales growth, including Jennie-O® ground turkey and Planters® snack nuts. Segment profit declined due to lower sales, higher raw material input costs and higher logistics expenses.

Foodservice

•Volume flat; organic volume1 flat
•Net sales up 7%; organic net sales1 up 7%
•Segment profit up 13%

First quarter organic net sales1 for the Foodservice segment was up 7%, marking the 10th consecutive quarter of organic net sales1 growth for the segment. Growth was broad-based across multiple channels and categories, with strong performance across the customized solutions business, premium prepared proteins and branded pepperoni. While organic volume1 was flat, net sales growth was supported by our solutions-based products and the capabilities of our direct-selling organization. Segment profit increased for the first quarter of fiscal 2026, primarily driven by the benefit of pricing actions, which remained aligned with market dynamics.

International

•Volume up 1%; organic volume1 up 1%
•Net sales up 8%; organic net sales1 up 8%
•Segment profit up 10%

For the International segment, organic volume1 and organic net1 sales grew in the first quarter of fiscal 2026. Organic net sales1 growth was driven by strong performance in our multinational businesses and branded exports, led by SPAM® luncheon meat. Organic volume1 growth in the segment was primarily driven by growth in China and strong branded exports, led by SPAM® luncheon meat. International segment profit increased in the first quarter of fiscal 2026 as lower SG&A spend and growth in China were partially offset by lower export margins.

ADDITIONAL FINANCIAL DETAILS – FIRST QUARTER FISCAL 2026
Income Statement
•Operating margin and adjusted operating margin1 were 8.0% and 8.2%, respectively, compared to 7.6% and 8.5%, respectively, in the prior year.
•Selling, general and administrative expenses as a percent of net sales and adjusted selling, general and administrative expenses as a percent of net sales1 were 8.0% and 7.9%, respectively, compared to 8.8% and 7.9%, respectively, in the prior year.
•The gain on the sale of our controlling equity interest in Justin's, LLC was $23.5 million.
•Advertising investments were $41 million, compared to $43 million last year.
•The effective tax rate was 22.4%, compared to 21.8% last year.

Cash Flow Statement
•Cash flow from operations was $349 million.
•Capital expenditures were $69 million, compared to $72 million last year. The largest projects in the quarter were related to the ambient meat snack facility in Jiaxing, China, and investments in data and technology.
•Depreciation and amortization expense was $67 million, comparable to last year.
•The Company returned approximately $160 million to stockholders during the quarter through dividends.

Balance Sheet
•The Company remained in a strong financial position at quarter end, with ample liquidity and a conservative level of debt.
•Cash on hand was $868 million at quarter end, an increase of $197 million from the end of fiscal 2025.
•Inventories at quarter end were $1.6 billion, a decrease of $100 million from the end of fiscal 2025.

PRESENTATION
A conference call will be webcast at 7 a.m. CT on Feb. 26, 2026. Access is available at hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 800-549-8228 (toll free) or 646-564-2877 (international) and providing the conference ID 71131. An audio replay is available at hormelfoods.com. The webcast replay will be available at noon CT, Feb. 26, 2026, and will remain on the website for one year.

ABOUT HORMEL FOODS
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report and one of America’s most responsible companies by Newsweek, was recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements, which are based on the Company's current assumptions and expectations. These statements are typically accompanied by the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "project," "seek," "target," "will," "would," or similar words or expressions. The principal forward-looking statements in this news release include statements regarding the Company's fiscal 2026 guidance and future financial and operational performance.

All such forward-looking statements are intended to enjoy the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Although the Company believes there is a reasonable basis for the forward-looking statements, its actual results could be materially different. The most important factors that could cause the Company's actual results to differ from its forward-looking statements include, but are not limited to, risks related to the deterioration of economic conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the risk of disruption of operations; the risk that the Company may fail to realize anticipated cost savings or operating profit improvements associated with strategic initiatives, including the Transform and Modernize initiative and the Company's recent corporate restructuring plan; risk of the Company's inability to protect information technology (IT) systems against, or effectively respond to, cyberattacks, security breaches or other IT interruptions; food safety risks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company's products; risks related to the Company's ability to respond to changing consumer preferences; damage to the Company's reputation or brand image; risks of litigation; risks associated with trade policies, export and import controls, and tariffs; and the other risks and uncertainties described in Item 1A – Risk Factors of the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be accessed at hormelfoods.com in the "Investors" section. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company cautions that other factors may in the future prove to be important in affecting the Company's business or results of operations. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement except as otherwise required by law.

Note: Due to rounding, numbers presented throughout this press release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1Non-GAAP measure. See Appendix: Non-GAAP Measures to this news release for more information.

INVESTOR CONTACT
Florence Makope
ir@hormel.com

MEDIA CONTACT
Media Relations
media@hormel.com

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended
	January 25, 2026	January 26, 2025
Net Sales	$3,027,317	$2,988,813
Cost of Products Sold	2,557,742	2,513,581
Gross Profit	469,575	475,232
Selling, General, and Administrative	241,698	263,013
Equity in Earnings of Affiliates	15,820	16,111
Operating Income	243,697	228,330
Interest Income	6,528	7,543
Interest Expense	19,728	19,462
Other Income (Expense), Net	3,815	1,661
Earnings Before Income Taxes	234,312	218,073
Provision for Income Taxes	52,542	47,543
Effective Tax Rate	22.4%	21.8%
Net Earnings	181,769	170,530
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(32)	(45)
Net Earnings Attributable to Hormel Foods Corporation	$181,801	$170,575

Net Earnings Per Share:
Basic	$0.33	$0.31
Diluted	$0.33	$0.31

Weighted-average Shares Outstanding:
Basic	550,477	549,460
Diluted	550,706	549,854

Dividends Declared Per Share	$0.2925	$0.2900

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	January 25, 2026	October 26, 2025
Assets
Cash and Cash Equivalents	$867,906	$670,679
Short-term Marketable Securities	33,302	32,909
Accounts Receivable	696,252	784,812
Inventories	1,647,271	1,747,279
Taxes Receivable	58,808	96,791
Prepaid Expenses and Other Current Assets	84,702	73,187
Total Current Assets	3,388,240	3,405,656

Goodwill	4,888,532	4,924,087
Intangible Assets	1,588,104	1,647,297
Pension Assets	209,262	211,826
Investments in Affiliates	577,058	533,984
Other Assets	423,755	431,500
Property, Plant, and Equipment, Net	2,241,482	2,238,770
Total Assets	$13,316,433	$13,393,119

Liabilities and Shareholders’ Investment
Accounts Payable & Accrued Expenses	$731,288	$787,350
Accrued Marketing Expenses	129,824	113,947
Employee-related Expenses	224,470	273,402
Interest and Dividends Payable	175,868	180,700
Taxes Payable	4,983	18,752
Current Maturities of Long-term Debt	6,485	6,646
Total Current Liabilities	1,272,917	1,380,796

Long-term Debt Less Current Maturities	2,851,007	2,850,778
Pension and Postretirement Benefits	356,108	358,984
Deferred Income Taxes	663,854	661,349
Other Long-term Liabilities	219,340	225,397
Accumulated Other Comprehensive Loss	(233,023)	(243,646)
Other Shareholders’ Investment	8,186,231	8,159,461
Total Liabilities and Shareholders’ Investment	$13,316,433	$13,393,119

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended
	January 25, 2026	January 26, 2025
Operating Activities
Net Earnings	$181,769	$170,530
Depreciation and Amortization	67,095	65,872
Decrease (Increase) in Working Capital, Net of Divestitures	110,519	44,665
Other	(10,170)	28,139
Net Cash Provided by (Used in) Operating Activities	349,214	309,206

Investing Activities
Net Sale (Purchase) of Securities	(323)	(1,387)
Proceeds from Sale of Business	78,853	13,643
Purchases of Property, Plant, and Equipment	(68,993)	(72,167)
Proceeds from (Purchases of) Affiliates and Other Investments	(1,593)	(1,393)
Other	5	972
Net Cash Provided by (Used in) Investing Activities	7,948	(60,333)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(1,825)	(2,202)
Dividends Paid on Common Stock	(159,501)	(154,980)
Other	(1,106)	14,120
Net Cash Provided by (Used in) Financing Activities	(162,433)	(143,063)
Effect of Exchange Rate Changes on Cash	2,498	(7,294)
Increase (Decrease) in Cash and Cash Equivalents	197,228	98,516
Cash and Cash Equivalents at Beginning of Year	670,679	741,881
Cash and Cash Equivalents at End of Period	$867,906	$840,398

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	January 25, 2026	January 26, 2025	% Change
Volume (lbs.)
Retail	693,884	736,886	(5.8)
Foodservice	244,419	243,853	0.2
International	75,461	74,569	1.2
Total Volume (lbs.)	1,013,764	1,055,308	(3.9)

Net Sales
Retail	$1,847,806	$1,890,133	(2.2)
Foodservice	998,227	930,185	7.3
International	181,284	168,495	7.6
Total Net Sales	$3,027,317	$2,988,813	1.3

Segment Profit
Retail	$96,190	$119,147	(19.3)
Foodservice	156,541	138,826	12.8
International	22,910	20,845	9.9
Total Segment Profit	275,641	278,818	(1.1)
Net Unallocated Expense	41,298	60,700	(32.0)
Noncontrolling Interest	(32)	(45)	30.1
Earnings Before Income Taxes	$234,312	$218,073	7.4

APPENDIX: NON-GAAP MEASURES
This press release includes measures of financial performance that are not defined by U.S. generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP measures provide useful information to investors because they aid analysis and understanding of the Company’s results and business trends relative to past performance and the Company’s competitors. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Transform and Modernize (T&M) Initiative
In the fourth quarter of fiscal 2023, the Company announced a multi-year T&M initiative. In presenting non-GAAP measures, the Company adjusts for (i.e., excludes) expenses for this initiative that are non-recurring, which are primarily project-based external consulting fees and expenses related to supply chain and portfolio optimization (e.g., asset write-offs, severance, or relocation-related costs). The Company believes that non-recurring costs associated with the T&M initiative are not reflective of the Company’s ongoing operating cost structure; therefore, the Company is excluding these discrete costs. The Company does not adjust for (i.e., does not exclude) certain costs related to the T&M initiative that are expected to continue after the project ends, such as software license fees and internal employee expenses, because those costs are considered ongoing in nature as a component of normal operating costs. The Company also does not adjust for savings realized through the T&M initiative as these are considered ongoing in nature and reflective of expected future operating performance.

Gain or Loss on Sale of Business
In the first quarter of fiscal 2026, the Company sold 51% of its equity interest in Justin's, LLC, resulting in a gain on the sale. In the first quarter of fiscal 2025, the Company sold Mountain Prairie, LLC, a non-core sow operation, resulting in a loss on the sale. The Company believes the one-time impacts from these sales are not reflective of the Company’s ongoing operating cost structure, are not indicative of the Company’s core operating performance, and are not meaningful when comparing the Company’s operating performance against that of prior periods. Thus, the Company has adjusted for (i.e., excluded) these impacts.

Legal Matters
From time to time, the Company receives proceeds or incurs expenses related to discrete legal matters that the Company believes are not indicative of the Company’s core operating performance, do not reflect expected future operating income or costs, and are not meaningful when comparing the Company’s operating performance against that of prior periods. The Company adjusts for (i.e., excludes) these impacts.

Litigation Settlements
In fiscal 2025, the Company entered into a settlement agreement with a plaintiff in a pending antitrust litigation.

Corporate Restructuring Plan
In the fourth quarter of fiscal 2025, the Company commenced a corporate restructuring plan, the focus of which is to reduce administrative expenses, improve efficiencies, and align the workforce to the Company’s future needs, while enabling continued investment in the Company’s growth. The costs incurred to execute the corporate restructuring plan and the charges incurred under the program are primarily related to severance and employee benefit costs. Because the Company believes the charges incurred under the corporate restructuring plan do not reflect future operating costs and are not meaningful when comparing the Company's operating performance against that of prior periods, the Company adjusts for (i.e., excludes) these impacts.

Consulting Agreement
On October 27, 2025, the Company entered into an agreement with its former Chief Executive Officer (CEO), pursuant to which the former CEO is expected to provide consulting services to the Company until April 2027. Consulting costs related to the agreement include cash and share-based compensation, which were primarily recognized in the first quarter of fiscal 2026. The Company believes non-recurring costs associated with the consulting agreement are not reflective of the Company’s ongoing operating cost structure, are not indicative of the Company’s core operating performance, and are not meaningful when comparing the Company’s operating performance against that of prior periods; therefore, the Company is excluding these discrete costs.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP measures presented in this press release. The tax provision expense or benefit of each of the pre-tax items excluded from the Company's GAAP results was computed based on the facts and tax implications associated with each item.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended
In thousands, except per share amounts	January 25, 2026	January 26, 2025
Cost of Products Sold (GAAP)	$2,557,742	$2,513,581
Transform and Modernize Initiative(1)	(382)	(186)
Adjusted Cost of Products Sold (Non-GAAP)	$2,557,360	$2,513,395

SG&A (GAAP)	$241,698	$263,013
Transform and Modernize Initiative(2)	(10,543)	(13,968)
Gain (Loss) on Sale of Business	23,508	(11,324)
Corporate Restructuring Plan	(8,476)	—
Consulting Agreement	(7,775)	—
Litigation Settlements	—	(240)
Adjusted SG&A (Non-GAAP)	$238,412	$237,481

Operating Income (GAAP)	$243,697	$228,330
Transform and Modernize Initiative(1)(2)	10,925	14,155
(Gain) Loss on Sale of Business	(23,508)	11,324
Corporate Restructuring Plan	8,476	—
Consulting Agreement	7,775	—
Litigation Settlements	—	240
Adjusted Operating Income (Non-GAAP)	$247,364	$254,049

Earnings Before Income Taxes (GAAP)	$234,312	$218,073
Transform and Modernize Initiative(1)(2)	10,925	14,155
(Gain) Loss on Sale of Business	(23,508)	11,324
Corporate Restructuring Plan	8,476	—
Consulting Agreement	7,775	—
Litigation Settlements	—	240
Adjusted Earnings Before Income Taxes (Non-GAAP)	$237,979	$243,791

Provision for Income Taxes (GAAP)	$52,542	$47,543
Transform and Modernize Initiative(1)(2)	2,677	3,086
(Gain) Loss on Sale of Business	(5,760)	2,469
Corporate Restructuring Plan	2,077	—
Consulting Agreement	—	—
Litigation Settlements	—	52
Adjusted Provision for Income Taxes (Non-GAAP)	$51,536	$53,149

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended
In thousands, except per share amounts	January 25, 2026	January 26, 2025

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$181,801	$170,575
Transform and Modernize Initiative(1)(2)	8,248	11,069
(Gain) Loss on Sale of Business	(17,749)	8,855
Corporate Restructuring Plan	6,400	—
Consulting Agreement	7,775	—
Litigation Settlements	—	188
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$186,475	$190,687

Diluted Earnings Per Share (GAAP)	$0.33	$0.31
Transform and Modernize Initiative(1)(2)	0.01	0.02
(Gain) Loss on Sale of Business	(0.03)	0.02
Corporate Restructuring Plan	0.01	—
Consulting Agreement	0.01	—
Litigation Settlements	—	—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.34	$0.35

SG&A as a Percent of Net Sales (GAAP)	8.0%	8.8%
Transform and Modernize Initiative(2)	(0.3)	(0.5)
Gain (Loss) on Sale of Business	0.8	(0.4)
Corporate Restructuring Plan	(0.3)	—
Consulting Agreement	(0.3)	—
Litigation Settlements	—	—
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	7.9%	7.9%

Operating Margin (GAAP)	8.0%	7.6%
Transform and Modernize Initiative(1)(2)	0.4	0.5
(Gain) Loss on Sale of Business	(0.8)	0.4
Corporate Restructuring Plan	0.3	—
Consulting Agreement	0.3	—
Litigation Settlements	—	—
Adjusted Operating Margin (Non-GAAP)	8.2%	8.5%

(1)    Comprised primarily of asset write-offs and severance related to supply chain and portfolio optimization.
(2)    Comprised primarily of project-based external consulting fees.

ORGANIC VOLUME AND ORGANIC NET SALES (NON-GAAP)

The non-GAAP measures of organic volume and organic net sales are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic volume and organic net sales exclude the impact of the sale of the Company's controlling equity interest in Justin's, LLC in the first quarter of fiscal 2026.

	Quarter Ended
	January 25, 2026	January 26, 2025
In thousands	GAAP	GAAP	Divestiture	Non-GAAP Organic	Non-GAAP % Change
Volume (lbs.)
Retail	693,884	736,886	(1,413)	735,472	(5.7)
Foodservice	244,419	243,853	(77)	243,777	0.3
International	75,461	74,569	(13)	74,556	1.2
Total Volume (lbs.)	1,013,764	1,055,308	(1,503)	1,053,805	(3.8)

Net Sales
Retail	$1,847,806	$1,890,133	$(7,921)	$1,882,212	(1.8)
Foodservice	998,227	930,185	(506)	929,679	7.4
International	181,284	168,495	(109)	168,386	7.7
Total Net Sales	$3,027,317	$2,988,813	$(8,536)	$2,980,277	1.6

Forward-looking GAAP to Non-GAAP Measures

The information below reconciles the estimated fiscal 2026 GAAP measures to the corresponding estimated adjusted non-GAAP measures.

Fiscal 2026 Outlook – Organic Net Sales (Non-GAAP)
To provide a clearer comparison of past and present net sales performance, the Company has adjusted its fiscal 2025 net sales to exclude the impact of the sale of the Justin's® branded business in the first quarter of fiscal 2026.

In billions	Fiscal 2026 Outlook			2025 Results	Change
Net Sales (GAAP)	$12.2	-	$12.5	$12.1	1%	-	3%
Divestitures	—	-	—	(0.1)
Organic Net Sales (Non-GAAP)	$12.2	-	$12.5	$12.0	1%	-	4%

Fiscal 2026 Outlook – Adjusted Operating Income (Non-GAAP)
The Company's fiscal 2026 outlook for adjusted operating income is a non-GAAP measure that excludes items impacting comparability.

In fiscal 2026, the Company expects:
•Operating income (GAAP) in the range of $1,017 million to $1,082 million
•Adjustments for the T&M initiative of $43 million to $49 million
•Adjustments for corporate restructuring plan-related charges of $8.5 million
•Adjustment for a gain related to the sale of the Justin's® branded business of $(23.5) million
•Adjustment for the Consulting Agreement of $7.8 million

Resulting in an adjusted operating income range (non-GAAP) of $1,059 million to $1,118 million.

Fiscal 2026 Outlook – Adjusted Diluted Earnings per Share (Non-GAAP)
The Company's fiscal 2026 outlook for adjusted diluted earnings per share is a non-GAAP measure that excludes items impacting comparability.

In fiscal 2026, the Company expects:
•Diluted earnings per share (GAAP) in the range of $1.37 to $1.461
•Adjustments for the T&M initiative of $0.06 to $0.07
•Adjustments for corporate restructuring plan-related charges of $0.01
•Adjustment for a gain related to the sale of the Justin's® branded business of $(0.03)
•Adjustment for the Consulting Agreement of $0.01

Resulting in an adjusted diluted earnings per share range (non-GAAP) of $1.43 to $1.51.

1    This does not include the effects of the sale of the whole-bird turkey business, as the Company is unable to reasonably estimate the impact while evaluating the accounting implications.